Exhibit 10.38

Pope Resources, a Delaware Limited Partnership
Customer No. 56548

AMENDMENT NO. 1 TO FIRST AMENDED AND RESTATED
 MASTER LOAN AGREEMENT

THIS AMENDMENT NO. 1 TO FIRST AMENDED AND RESTATED MASTER LOAN AGREEMENT (this “Amendment”) is made and entered into effective August 6, 2010, by and between NORTHWEST FARM CREDIT SERVICES, PCA (“Lender”) and POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP (“Borrower”).

RECITALS

WHEREAS, Borrower and Lender entered into a First Amended and Restated Master Loan Agreement dated June 10, 2010 (herein, as at any time amended, extended, restated, renewed, supplemented or modified, the “Loan Agreement”) and other Loan Documents, as that term is defined therein;

WHEREAS, Borrower and Lender have agreed to certain definitions to reflect certain accounting entries performed by Borrower; and

WHEREAS, Borrower and Lender desire to modify the Loan Agreement for the purposes stated herein.

NOW, THEREFORE, for good and valuable consideration, Borrower and Lender agree as follows:

1.           Except as expressly modified or changed herein, all terms and conditions of the Loan Agreement and the other Loan Documents shall remain in full force and effect and shall not be changed hereunder.

2.           The following definition contained in Article 1 of the Loan Agreement is hereby deleted, “Consolidated Cash Flow Coverage Ratio”.

3.           The following definitions contained in Article 1 of the Loan Agreement are hereby amended to provide as follows:

“Consolidated EBITDDA” means, for any period, the sum of:  (a) Consolidated Net Income; (b) Consolidated Interest Expense; (c) consolidated depreciation expense; (d) consolidated amortization expense; (e) consolidated depletion expense; (f) the cost of land sold by Companies; and, (g) plus or minus, as the case may be, Consolidated Taxes to the extent recognized in the computation of Consolidated Net Income, all as determined in accordance with GAAP, excluding the portions of depreciation expense, amortization expense, depletion expense and cost of land sold associated with the non-controlling interest in Timber Funds.

“Consolidated Interest Expense” means, for any period, all interest expense (including capitalized interest cost and the interest component under Capital Leases) of Companies on a consolidated basis, all as determined in accordance with GAAP, excluding the portion associated with the non-controlling interest in Timber Funds.

“Consolidated Taxes” means, as of any date of determination, the provision for federal, state and other income taxes of Companies on a consolidated basis, as determined in accordance with GAAP, excluding the portion associated with the non-controlling interest in Timber Funds.

4.           This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.  This Amendment shall not constitute a novation and shall in no way adversely affect or impair the lien priority of the Loan Documents.  Each of the Loan Documents shall remain in effect and is valid, binding and enforceable according to its terms, except as modified by this Amendment.  Time is of the essence in the performance of the Loan Agreement and the other Loan Documents.  This Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of Borrower and Lender.

In Witness Whereof, the parties hereto have duly executed this Amendment to be effective as of the date first above written.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

LENDER:
NORTHWEST FARM CREDIT SERVICES, PCA

By:
Authorized Agent

BORROWER:
POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP
By: Pope MGP, Inc., a Delaware corporation, its Managing General Partner

By:
Thomas M. Ringo, Vice President and CFO

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